UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 10/20/2009

Kraton Polymers LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-123747

Delaware	26-3739386
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

(Address of principal executive offices, including zip code)

281-504-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 20, 2009, Kraton Polymers LLC (the “Company”) entered into Amendment No. 6 (the “Amendment”) to the Credit and Guaranty Agreement (as amended from time to time, the “Credit Agreement”) among the Company, each of the guarantors thereto, the lenders party thereto and Banc of America Securities LLC, as arranger. The Amendment permits, in each case subject to the terms and conditions of the Credit Agreement, (i) the establishment of separate classes of commitments to replace all or a portion of the existing revolving commitments (“Replacement Revolving Commitments”), (ii) the conversion of all or a portion of existing term loans into separate classes of extended term loans that extend the scheduled amortization and maturity of the existing term loans (“Extended Term Loans”) and (iii) the incurrence of indebtedness secured pari passu with the current lenders to refinance existing term loans (“Refinancing Indebtedness”).

The terms of Replacement Revolving Commitments shall be substantially identical to the terms of the existing revolving commitments, with the exception of tenor, fees and interest rates. There may be no more than three (3) classes of revolving commitments (existing or replacement) outstanding at any time.

The terms of Extended Term Loans shall be substantially identical to the terms of the existing term loans, with the exception of scheduled installment payments and maturity, fees interest rates and/or prepayment rights vis-à-vis existing term loans. There is no limit on the number of classes of term loans outstanding at any one time.

Refinancing Indebtedness may be incurred in an amount not to exceed the amount of the term loans as of the amendment date minus the sum of existing and extended term loans as of the date of incurrence of such Refinancing Indebtedness. Such Refinancing Indebtedness may not amortize or mature prior to the maturity of the existing term loans and the net proceeds are required to be applied to repay terms loans under the Credit Agreement.

Item 9.01.	Financial Statements and Exhibits

The following exhibit is filed with this Current Report pursuant to Item 1.01.

(d) Exhibits

Exhibit 99.1: Amendment No. 6 to Credit and Guaranty Agreement dated October 20, 2009, among the Company, each of the guarantors thereto, the lenders party thereto and Banc of America Securities LLC, as arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Polymers LLC

Date: October 22, 2009	By:	/S/ STEPHEN E. TREMBLAY
Stephen E. Tremblay
Vice President and Chief Financial Officer

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